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                                                                     Exhibit 5.1


                               Hale and Dorr LLP
                              Counsellors at Law

                 60 State Street, Boston, Massachusetts 02109
                        617-526-6000 . fax 617-526-5000


                                                               November 17, 2000

Bottomline Technologies (de), Inc.
155 Fleet Street
Portsmouth, New Hampshire 03801

     Re:  1990 Incentive Stock Option Plan and 1997 Incentive Stock Option Plan
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Ladies and Gentlemen:

     We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to 42,996 shares of Common Stock, $0.001 par value per share (the "Common Stock"), of Bottomline Technologies (de), Inc., a Delaware corporation (the "Company"), issuable under the Flashpoint, Inc. 1990 Incentive Stock Option Plan and 173,598 shares (collectively, the "Shares") of Common Stock of the Company issuable under the Flashpoint, Inc. 1997 Incentive Stock Option Plan (collectively, the "Plans"), which Plans the Company assumed in connection with its purchase of all outstanding capital stock of Flashpoint, Inc.

     We have examined the Certificate of Incorporation of the Company and the By-laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies, and the authenticity of the originals of any such documents.

     We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the respective Plan, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws. We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the Delaware General Corporation Law statute and the federal laws of the United States of America. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

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Bottomline Technologies (de), Inc.
November 17, 2000
Page 2

     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

     Based on the foregoing, we are of the opinion that the Company has duly authorized for issuance the Shares covered by the Registration Statement to be issued under the Plans, as described in the Registration Statement, and such Shares, when issued in accordance with the terms of the respective Plan, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement.

                                                     Very truly yours,

                                                     /s/ HALE AND DORR LLP

                                                     HALE AND DORR LLP